EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES FOURTH QUARTER

AND YEAR-END 2005 FINANCIAL RESULTS

SAN DIEGO, CA – March 16, 2006 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the fourth quarter and year ended December 31, 2005. For the fourth quarter, the Company reported a net loss of $10.4 million (or $0.50 per share), compared to a net loss of $8.4 million (or $0.44 per share) in the fourth quarter of 2004. For the full year, the Company reported a net loss of $29.4 million (or $1.46 per share), compared to a net loss of $24.8 million (or $1.28 per share) for full year 2004. Included in the fourth quarter and year-end 2005 loss was $3.0 million relating to the settlement of a dispute. Results for full-year 2005 and 2004 include $56,000 and $63,000, respectively, in revenue generated from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc. under the Company’s collaboration agreement with the Foundation.

Research and development expenses for the fourth quarter of 2005 totaled $5.0 million, compared to $6.6 million in the fourth quarter of 2004. For full year 2005, research and development expenses were $18.7 million compared to $18.9 million in 2004. The decrease in research and development expenses from 2004 to 2005 was mainly due to the Company’s investment in Congressional Pharmaceutical Corporation (CPC) in 2004, which was expensed as in-process R&D in the first quarter of that year. There was no such investment in 2005.

Fourth quarter 2005 general and administrative expenses were $2.9 million compared to $2.1 million in the fourth quarter of 2004, and full year 2005 general and administrative expenses were $9.4 million compared to $6.8 million in 2004. The increase in general and administrative expenses in 2005 compared to 2004 was primarily attributable to increased legal fees associated with certain legal proceedings.

Other income and expenses totaled $1.6 million in 2005, compared to $0.9 million in 2004, and consisted entirely of interest income in both years. The increase in interest income in 2005 compared to 2004 was due to higher interest rates.

Cash used in operations for the full year 2005 totaled $26.3 million versus $22.0 million for full year 2004. Year-end 2005 cash and equivalents totaled $45.1 million, compared to $62.0 million at December 31, 2004. In February 2006, the Company raised an additional $24.4 million in net proceeds from the sale of common stock and warrants.

Operations Review

Hollis-Eden remained actively focused during 2005 on the development of NEUMUNE™ as a potential therapy for Acute Radiation Syndrome (ARS), a life-threatening acute illness caused by exposure to high doses of radiation over a significant portion of the body. The Company also made additional significant discoveries regarding the mechanism of action of its immune regulating hormones (IRHs), and continued during the year to advance development of potential second-generation drug candidates for specific indications in a wide range of therapeutic categories.

Hollis-Eden is developing NEUMUNE with the initial goal of securing an advance purchase contract for NEUMUNE under Project BioShield, legislation that has allocated $6 billion to purchase medical countermeasures against weapons of mass destruction. The Company also hopes to secure an order with the U.S. Department of Defense (DOD) under a separate procurement, and believes additional market opportunities exist with state and local governments, foreign governments and private citizens.

NEUMUNE is being developed by Hollis-Eden and the Armed Forces Radiobiology Research Institute (AFRRI), an agency within the DOD, under the U.S. Food and Drug Administration (FDA) Animal Rule for approval of medical countermeasures to weapons of mass destruction. Under the Animal Rule, for indications in which it would be unethical to conduct efficacy studies in humans (as is the case with radiation injury), approval may be granted on the basis of efficacy in relevant animal species and safety in humans.

In 2005, Hollis-Eden conducted and reported positive results from both preclinical and clinical studies in ARS. As the Company presented at the Annual Meeting of The American Society for Therapeutic Radiology and Oncology (ASTRO), NEUMUNE has been shown in studies conducted in rhesus monkeys to provide benefit across a wide range of radiation exposures (including lethal exposures) and in settings where no other medical support is administered, as well as in settings where supportive care can be provided. Data from these preclinical studies have demonstrated NEUMUNE’s ability to stimulate neutrophils (infection fighting white blood cells), platelets (necessary for blood clotting) and red blood cells (oxygen carrying cells) in irradiated monkeys. In high-dose radiation models, NEUMUNE-treated animals also experienced a survival advantage over untreated animals.

In three clinical studies initiated in 2005 in the U.S. and Europe, a total of 111 healthy human volunteers had been enrolled as of December 2005, with 39 volunteers having completed the 5-day treatment course. An analysis of results from these studies indicates that NEUMUNE is generally well tolerated, with pain and swelling at the injection site being the most commonly reported adverse event. These healthy volunteers also experienced a dose dependent, statistically significant increase in neutrophils and platelets during the study.

Hollis-Eden believes that a pivotal registration efficacy study in monkeys and a pivotal registration safety study in humans will be required for the submission of a New Drug Application (NDA) for FDA approval. Accordingly, the Company intends to meet with the FDA and other appropriate government agencies to gain concurrence on final protocol design for those studies.

On the procurement front, in late 2005 the Department of Health and Human Services (HHS) issued an initial Request for Proposal (RFP) for therapeutics to treat ARS. Hollis-Eden responded to this RFP in February 2006, detailing the potential for NEUMUNE in this indication. HHS has indicated that it plans to announce its awards on or about June 2006. Also in late 2005, the DOD issued a Sources Sought Notice for an ARS therapy for use by U.S. forces, and Hollis-Eden responded to that Notice in January 2006. The DOD is expected to issue a RFP for ARS by mid-year 2006.

Hollis-Eden’s NEUMUNE development program, in addition to supporting a potential procurement for ARS, generated research findings during 2005 that could lead to additional market opportunities for NEUMUNE and other IRHs. Among these findings were the results generated from a study in irradiated rhesus monkeys conducted by Dr. Gerard Wagemaker, a leading radiobiologist at Erasmus University in The Netherlands. In this study, NEUMUNE enhanced cellular recovery in the blood and bone marrow, with a 40-fold median increase in bone marrow CD34+ cells versus control in the two weeks following radiation injury. CD34+ cells include Hematopoietic Stem and Progenitor Cells (HSPCs), which can be important in a wide variety of medical conditions, including radiation injury.

Beyond NEUMUNE, Hollis-Eden has advanced its research programs to identify second-generation IRH development candidates. To date, the Company has identified a number of second-generation IRHs that appear to have improved pharmaceutical properties versus first-generation compounds. These compounds are now being profiled for potential application in numerous therapeutic areas such as hematopoiesis, metabolic disorders, autoimmune diseases, pulmonary disorders and cancer.

“Advancing NEUMUNE for potential procurement by the U.S. government as a medical countermeasure for a nuclear or radiological terrorist attack or accident was a top priority for the Company during 2005,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “Equally significant, our drug development efforts during the year, both with NEUMUNE and with potential second-generation drug candidates, further validated our IRH technology platform and expanded our potential opportunities to address a broad spectrum of diseases and disorders.

“We believe NEUMUNE has the potential to play a significant public health role in the event of a mass casualty nuclear or radiological event, and we remain focused on our goal of securing advance purchase orders for the compound as well as progressing its development toward the filing of a New Drug Application with the FDA. Given the therapeutic attributes and practical advantages of NEUMUNE, we believe the compound is especially well-suited for forward deployment in a nuclear mass casualty scenario and are optimistic about its market potential both in the U.S. and internationally.

“In addition to advancing NEUMUNE for ARS,” added Hollis “we anticipate filing Investigational New Drug applications with the FDA on one or more second-generation IRHs with improved properties for specific indications. As we continue to expand our knowledge and understanding of our proprietary class of compounds, we open new and potentially significant opportunities for the Company. The demonstration of NEUMUNE’s ability to increase bone marrow stem cells, for example, is a finding with potential implications for Hollis-Eden not only in the area of radiation protection but also in other exciting areas such as tissue regeneration, a variety of blood disorders and diseases of aging.”

More detailed information is available in the Company’s Form 10-K, which is scheduled to be filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on March 16, 2006 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss fourth quarter and year-end 2005 financial results. The conference call can be accessed by dialing 800-884-5695 (domestic) or 617-786-2960 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, CFO and COO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333